SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) November 10, 1997


                                 BAHUI USA, INC.
             (Exact name of registrant as specified in its charter)

                               A.G. Holdings, Inc.
                                  (Former Name)

                                   Washington
                 (State or other jurisdiction of incorporation)


               0-23180                                               91-1253514
(Commission File Number)                       (IRS Employer Identification No.)


45110 Club Drive, Suite B, Indian Wells, California                    92210
(Address of principal executive offices)                            (Zip Code)


Registrant's telephone number, including area code               760-360-1042

Item 1.  Change in Control of Registrant.
Item 2.  Acquisition or Disposition of Assets.


OVERVIEW

            Bahui USA, Inc., formerly A.G. Holdings Inc.(the "Company" or "Bahui USA"), is incorporated in the State of Washington. The Company has 100,000,000 shares of common stock authorized, of which 15,000,000 shares are issued and outstanding. Bahui USA recently acquired a Hong Kong corporation named Green Bamboo Ltd., which owns 65% of Jiangyin Zhiye Real Estate Co. For the year ended 1996, Jiangyin Zhiye Real Estate Co earned $5,300,000, which results in $.35 per share earnings for Bahui USA shareholders. The Company is developing over 2,259,500 sq. ft of space at an estimated resale value of over $150 million in various stages of development at the present time.


         Bahui USA's subsidiary is a developer of large residential and commercial high rise real estate projects in China. This subsidary has a record of earnings which are expected to continue.

         Currently Bahiu's subsidiary has eight projects under development which have a combined value in excess of $150,000,000. Historically the residential units have always been sold and the commercial space rented, prior to completion. Bahui expects that pattern to continue.

         Bahui USA's gives investors the comfort of investing in a regulated US public company, in US dollars, while participating in the Chinese building boom.

         Bahui USA Inc. corporate headquarters are located in Indian Wells, California and is staffed by experts in financial reporting, corporate compliance, and investor relations. Bahui's operations office is located in Jiangyin, China, where the Company employees are experienced in economics, urban planning, engineering, construction, finance, marketing and leasing.

OFFICERS AND DIRECTORS

            Meng Gui Xing is the CEO of Bahui U.S.A. and the Chairman of the Board. He was educated at Zhongshan University in China where he graduated with a masters degree in
economics.  Mr. Meng began his career as the general manager of Fai Tat
 Industrial where he
developed a 215,000 sq. ft and a 538,000 sq. ft residential and commercial building project,
with a combined value in excess of $24 million dollars. Later Mr. Meng became associated with the Zhuhai Jiangyin Industrial & Trade Company where he developed a $25 million
residential building project.

         In 1993 Mr. Meng organized the Jiangsu Bahui Group which has grown into a major developer of urban residential and commercial projects. The Company has developed 3,335,600 sq. ft of buildings in the cities of Zhuhai, Zhongshan and Shenzhen, valued in excess of $215 million dollars.

         Robert Filiatreaux is the President of Bahui USA and a member of its board of directors. Mr. Filiatreaux has been engaged in international business for the past 27 years. He received a degree from the University of Wisconsin served three years with the US Air Force.
Mr. Filiatreaux worked for over 20 years in various executive capacities in sales and
marketing for US companies doing business in foreign countries.  Mr. Filiatreau has worked
in over 55 countries.

         Randall Baker is the Chief Financial Officer of Bahui USA and is a member of its board of directors. After discharge from the United States Navy, Mr. Baker began his
investment career with the Pacific Coast Stock Exchange.  After leaving the stock exchange,
Mr. Baker worked in the securities industry, including twenty years with  Wm.
 Mason &
Company of Los Angeles, where he served as its Executive Vice President.  Mr.
 Baker was
responsible for data systems, trading, personnel, and client liaison.  Mr. Baker has served as
the compliance officer for two public companies.


DEVELOPMENTS

         Bahui USA targets prime urban real estate in areas classified as "downtown zones" for it's multi-purpose projects. Bahui USA's projects typically involve high rise construction with a combination of residential, professional office suites, retail shops, restaurants and theater complexes. The Company's projects are historically "Sold Out" or "Leased Out" prior to the completion of construction. One of the Company's major strengths is its ability to fund all projects internally, eliminating most interest costs and the risk foreclosure.

         A majority of Bahui USA's competitors opt for development on raw land located on the urban fringes of major cities and suburban zones. These competitors rely heavily on external debt financing and see vacancy rates of 40% or greater upon project completion due to incomplete strategic planning and uncertain demographics. Bahui USA uses a population core approach by identifying 5-7 central city blocks in an average size project where demand far outweighs available supply of residential and commercial vacancies. After preliminary evaluation and planning, Bahui moves forward with purchase of the target property relying solely on it's internal capitalization and funding capabilities. Once the land is purchased and construction is initiated, Bahui collects deposits of 30% from purchasers, which provides sufficient cash to complete the project.

         On all projects, after the Company purchases the land and before the start of construction, the Company relocates displaced families and commercial entities completes demolition of existing structures, excavation, grading and the installation of infrastructure requirements such as power utilities, telecommunications service, water, sewer amenities.

         Concurrently Bahui organizes and administers all phases of permitting and inspection with regulatory agencies within the project's jurisdiction. Bahui further uses it's management and administration expertise in project management and project tracking to coordinate relationships with architects, design firms, vendors, suppliers, civil engineers, electrical engineers, contractors, sub contractors and Bahui's own internal work force of approximately 315 employees.

THE CHINA MARKET

         With more than one-fifth of the world's population and an economy that has been doubling in size every eight years, China is emerging as the economic motor of the Asia Pacific, with growing political significance. What happens in China will be relevant to the economic health of all major trading countries and to virtually every issue of the global community.

         China's economy has quadrupled in size since economic modernization became the hallmark of Chinese government policy in 1978. With current GDP standing at about $750 billion, the country is already the eighth-largest economy in the world, even before resuming full sovereignty over Hong Kong this year. Annual growth is averaging 9 per cent, the world's fastest growth rate in the last decade. This growth is projected to continue at a similar rate, and by early in the next century China is predicted to become the world's largest economy.

         China's internal restructuring is gathering momentum. The economic reforms that began in the late 1970s were the catalyst for redefining the role of the state in China - a redefinition that has gathered momentum since the early 1990s. The central tenet of China's economic reforms was that of increasing economic growth, productivity, diversity and efficiency through the application of market mechanisms.

         In commerce, industry and service, the non-state sector has demonstrated tremendous growth, while the state sector has continued to stagnate. The financial sector is also now undergoing a transformation as the state gradually backs out of direct involvement.

         Foreign investment in China continues to grow. China has become a major destination for foreign direct investment, with annual flows increasing from US$4 billion in 1990 to more than $38 billion in utilized foreign investment by the end of 1995. Hong Kong and Macao remain the major source of foreign investment into China, with nearly 60 per cent of the total, while the U.S., Japan and Taiwan each represent about 8 per cent of the total. Industry has captured more than 50 per cent of the investment, followed by real estate and utilities at 30 per cent. Most investment to date has been focused in the coastal regions, and the government is now strongly encouraging investment into the interior.

         China's foreign trade has outperformed the world average by a factor of more than two. China's imports have grown from under US$12 billion in 1978 to more than US$132 billion by the end of 1995, while its exports have increased from under US$10 billion to US$149 billion.

         China's commitment to pursue further economic reform should sustain high growth and continue to generate promising opportunities. While the central government in Beijing continues to exercise a paramount role in economic leadership and setting priorities, China should also be viewed as a collection of distinct regional markets differentiated by geography, culture and dialects, economic structure, level of development and growth prospects.

         Project management and engineering services are needed for the complex residential and industrial construction planned in Hong Kong and South China, which can now be considered one market with respect to the use of higher-quality building products and services.

         Just 10 years ago, there were no office buildings and apartments for rent in China. At that time, many foreign and domestic businessmen set up offices in hotel rooms, and lived in hotels as home for years. Massive construction of commercial and residential buildings started in 1990, and it will continue for decades as China redevelops decaying urban areas with modern residential and commercial development.

         According to the State, the real estate sector witnessed a growth trend during the Eighth Five-Year Plan period, with the volume of investments increasing on an annual basis. The growth rate of investment in 1995 was roughly the same as the 41.3 percent recorded in 1994.

         China's real estate investment environment has improved considerably in recent years. Centralized government control has led to the elimination of less competitive real estate companies, while powerful enterprises with ample financial resources, including many foreign-funded enterprises, have continued to develop. This favorable environment is highly beneficial to powerful Chinese and foreign companies alike. It is this climate that Bahui USA has identified and capitalized on for it's current and long term growth.

         China's efforts to create a real estate market is a development in recent years that has been attracting attention from international business community. In December 1987, under the hammer of an auction with the participation of foreign companies, the first piece of land in Shenzhen Special Economic Zone was granted for consideration to a local company. This transaction was a historical breakthrough and marked the beginning of the land reform system in China. Within a short period since then, China has been evolving into one of the nations with the fastest growing real estate market. Real estate investment in China is becoming a popular investment for domestic and foreign investors

         China's industry has rebounded from its stagnant period in the early 1990s and ushered in a new round of sound, speedy and sustained growth, according to a report recently released by China's State Statistics Bureau
(SSB).

         The report predicted that China's industry in the years ahead is to keep its current development momentum. Thanks to the improved supply of energy and raw materials and the stable investment and consumption markets, China's industry in remaining years of the Ninth Five-Year Plan (1996-2000) period will stay on its current fast track. The contribution of China's industry to the gross domestic product is expected to be further increased.

         The report said that its development in the past five years could be divided into three phases. The industry recorded fast growth in 1992 and 1993. The added values of China's industry in the two years posted respective growth of 21.2 percent and 20.1 percent. The overall industrial output value raised
24.7 percent and 27.3 percent respectively.

         The Chinese government in 1994 introduced a series of reform measures in such key fields as finance, taxation, foreign exchange and investment. The industrial growth rate in the year dropped to 18.9 percent while the output value kept a high increase of 24.2 percent.

         The industrial growth in the ensuing two years further slowed down owing to the relatively tight macro-economic situation. The added values in the two years moved up 14.3 percent and 12.5 percent and the output values rose by
20.3 percent and 16.6 percent.

         The industrial scale in the past five years swelled markedly. By the end of 1996, China had total industrial assets worth 8,573 billion yuan. The added values of industry in the year totaled 2,908 billion yuan; the industrial output value, 9,959 billion yuan; and taxes, 519.7 billion yuan.

         China's industrial structure also witnessed profound changes in the period. The proportion of industrial assets and output values held by non-state-owned industrial enterprises steadily increased. According to the report, the proportion of state-owned industrial assets and output values dropped from 74.4 percent and 56.2 percent in 1992 to 56.2 percent and 28.5 percent in 1996.

         The state-owned sector, however, has still held the controlling position among the sectors of strategic significance for the national economy, including oil and natural gas exploration, coal mining, electricity generation and ferrous and non-ferrous industries. According to the report, small industrial enterprises became more active and played more important role in China's industry. But large- and medium-sized enterprises were still the pillars of the industry.

         The report indicated that the state enterprise reform in the past five years has been accelerated. The State Council, the country's cabinet, and other economic decision-making departments introduced a series of measures, such as enterprise restructuring, formation of enterprise groups, trial operation of enterprise bankruptcy and merging, so as to decentralized the enterprise management and hone its competitive edge in the market.

         The report predicted that China's industry in the years ahead is to keep its current development momentum. Thanks to the improved supply of energy and raw materials and the stable investment and consumption markets, China's industry in remaining years of the Ninth Five-Year Plan (1996-2000) period will stay on its current fast track. The contribution of China's industry to the gross domestic product is expected to be further increased.

         Due to Bahui USA's intimate knowledge and historical expertise of key personnel in prior positions in the State government, a strategy was developed and implemented to ensure a competitive edge over many foreign and domestic competitors particularly in the largest market region, the Yangtze Delta, anchored on Shanghai.

         Structural changes in recent years have unleashed two powerful forces in China: the inherent productive capacity of the largest country in the world; and, in parallel, an unceasing drive towards higher standards of living. These forces are largely being played out in a rapidly-expanding network of large, medium and small size cities located in strategic, urbanizing regions. In just two decades, China has become the world's largest urban nation: despite official figures that suggest only 28.6% of the population lives in cities, using more universal definitions of what constitutes a "city", and including the burgeoning suburban and urban areas in which most new industries are now locating, China's urban population is around 40%. This means that there are approximately 460 million urban consumers in the country. The World Bank estimates that more than 50% of the population will become urban by 2010 at the latest. The implications of this urbanization trend for American investors and exporters are far-reaching: consumer markets are becoming concentrated as never before in China's history, and the rapid shift from rural to urban living will demand a wide range of products and services that represent concrete commercial opportunities for both domestic and foreign firms.

         One of three provincial-level cities in China, Shanghai is the country's largest urban center with a permanent population approaching 13 million and a "temporary" population of approximately 3 million. Almost 80% of Shanghai's population is concentrated in the 254 square kilometer (km2) urban zone of the municipality which, together with 9 rural counties, covers an area of 6,340 km2. Including temporary residents, Shanghai has an urban population density of just under 50,000 inh/km2, making it one of the densest cities in the world. The municipality's population is expected to continue to grow to at least 17 million people by the year 2000, in large part due to a growing number of rural migrants seeking employment in China's most important industrial base, its largest port, and its major center of commerce, trade, finance and science.

         Shanghai is now undergoing a process of rapid, unprecedented change. The main entrepot city in all of Asia in the early part of this century, Shanghai suffered greatly during the Japanese occupation and civil war. After Liberation it was left to atrophy both because of its symbolic role as the pre-Communist hub of foreign capitalism, and because of its strategic exposure to military attack by "foreign imperialists". As China's economy began to develop, Shanghai slowly re-attained its function as the country's principal industrial city, but it had lost its international role in finance and trade. The present course of development under market reforms is seeing Shanghai rapidly re-establish that role.

         Crucial to Shanghai's continuing economic development is the recent recognition by both municipal and State-level authorities that the city must consolidate three major economic functions by the turn of the century: as China's principal financial city providing access to what is expected to become the world's tenth largest trading nation by the end of this decade; as the economic powerhouse, or "dragon's head", of the country's largest integrated economic region now emerging in the 6000 km. long Yangtze River Basin (in which just under one-third of China's population produces more than 50% of the country's industrial and agricultural output); and as the major economic anchor in the Yangtze Delta Region in which 193 million people (16% of the national population) produce more than 40% of China's industrial output.

         Shanghai is the most cosmopolitan city in China. Over 800,000 foreign tourists visited Shanghai in 1993, and generated around US$ 825 million in foreign exchange. Actual direct foreign investment in 1993 amounted to US $ 3.16 billion, more than half of the total actual foreign investment in Shanghai since reforms began in China in 1978 3). The volume of foreign investment in Shanghai, and its share of overall investment in China, has continued to grow since then.

         The urban area of Shanghai, known as "Puxi" (pronounced - interestingly
- as pushee), essentially occupies the west bank of the Huangpu River which flows into the Yangtze River upstream from the city. The city has generally developed along an east-west corridor anchored on the historic "Bund" on the Huangpu River front. The central business core, and the larger central commercial area, generally correspond to the French, British and International areas of Shanghai prior to Liberation in 1949. There are three principal east-west axes: Nanjing Road (the major one) stretching from the Huangpu River as far as the international airport in Hongqiao to the west; Yanaan Road which veers off from Nanjing Road in the west and now empties out into the planned Lujiazui Financial Services District in Pudong through a cross-harbor tunnel near the southern portion of the Bund; and Huaihai Road which is primarily a retail street.

         Pent up  demand,  the  opening  of the  urban  land  market,  and large infrastructure projects are causing major redevelopment in Puxi. Entire neighborhoods are being cleared to make way for new office buildings, retail facilities, and elevated expressways to support Shanghai's tertiary sector growth. Once quaint streetscapes, built in the early part of this century during the city's heyday as a foreign enclave, are being replaced by high-rise towers and retail podiums. Although key heritage sites are protected, including the historic Bund area, the urban fabric of dense, low-rise neighborhoods is rapidly being transformed. Over 300,000 households have been resettled in the past few years to make way for redevelopment projects, and government officials predict at least as many will need to be relocated by the end of this decade, often to suburban districts.

         Shanghai is spending heavily to tackle its transport and infrastructure constraints; about 43% of its GDP was invested in fixed asset construction in 1993, the highest rate of investment of any of China's provinces on a per capita basis. The major multilateral development banks are supporting Shanghai's urban construction with over US$ 2 billion in loans since the late 1980s. Some large bilateral agencies are also working in Shanghai, such as Japan's OECF which is providing aid for the planned new international airport in the Pudong New Area.

         Shanghai is the core of the Yangtze Delta Region which includes Jiangsu, Zhejiang and Anhui Provinces. There are 193 million consumers in this region on a land base half the size of Alberta, Canada. This is more than the population of Indonesia, three times the population of the Philippines, and three and a half times the consumer base of Thailand. At an average population density of 530 people per square kilometer, the Yangtze Delta is one of the most concentrated markets in the world.

         Recent economic growth in the Yangtze Delta Region has been faster than in most of the Asian Tiger economies at any time during the past two decades. So far this decade the average annual real GDP growth rate in the Yangtze delta has been almost double that in the "Tiger" economies of Taiwan and South Korea, and over two percentage points higher than in Thailand and Malaysia. The major dynamo of the Yangtze Delta Region is a dense urbanizing corridor of 76 million consumers stretching 600 km. from Nanjing to Shanghai, Hangzhou and Ningbo. At current growth rates, this megalopolis will have a population of more than 90 million people in ten years time.

         The Delta's economy in 1993 was already the size of Indonesia's, larger than Thailand's, and almost 40% of South Korea's. Fully one quarter of China's increased economic production between 1990 and 1993 was created in the Yangtze Delta, compared to 20% in the Bohai Gulf provinces of Liaoning, Hebei, Shandong, Beijing and Tianjin, and 13% in Guangdong. Although it holds 16% of China's population, the Yangtze Delta generated almost 40% of its industrial production value in 1993; the value of industrial output tripled in real terms from 1990 to 1993. Even though this industrial growth is expected to moderate somewhat in coming years, the value of industrial output in the Yangtze Delta Region will likely grow in real terms to six or seven times its present level by the year 2005. Most of this growth will occur in the Nanjing-Shanghai-Hangzhou megalopolis that is expected to account for 80% of all industrial production in the Yangtze Delta in ten years time.


         Despite its recent growth, it will clearly take some time for the Yangtze Delta Region to reach the purchasing power of other more affluent Asian economies. However, this may be happening much faster than anywhere else in East Asia during the past two decades. For example, from 1990 to 1993, average bank deposits in the Yangtze Delta rose by 70% in real terms; in the Yangtze megalopolis, the value of deposits grew by 80%. Some estimates place per capita GDP in strategic parts of the Yangtze Delta Region, on a purchasing power parity basis, at around US$ 2,000, about 50% higher than for China as a whole. Per capita production and incomes in parts of the Yangtze Delta megalopolis are quickly approaching those in Thailand. A prosperous middle income population is emerging in strategic parts of the Delta with a buying power previously seen in China only in Shenzhen, adjacent to Hong Kong.

         The industrial structure of the Yangtze Delta Region will change quite dramatically with the completion of major inter-city highways, starting at the end of next year. By the end of this decade, industries locating in the middle of the Yangtze Delta megalopolis will have quick and easy access to four major ports. No other part of coastal China, including Guangdong, will be able to offer such a range of competitive international distribution options CHANGEpOFvAUDITORS:ess to a navigable waterway as long as the Yangtze River, and a captive domestic market of 450 million people within its basin. Bahui USA, Inc. replaced its former auditor, Pritchett, Siler & Hardy of Salt Lake City, Utah with Koo, Chow & Company of Los Angeles, California 90012. Koo, Chow & Company is an international accounting firm with offices in Los Angeles, California and Shanghai, China. They are bilingual in English, Mandarin and Cantonese. They are authorized to practice in both China and the United States. See Item 4.


CHANGE OF TRANSFER AGENT:

Bahui USA, Inc. replaced its transfer agent TransSecurities International with
 Executive
Registrar & Transfer Agency, Inc.- at 3145 W. Lewis Ave.#200, Phoenix, AZ 85009.

CONTROL OF THE COMPANY

         As of November 28, 1997, of the 15,000,000 shares outstanding, Mr. Meng Gui Xing owned 10,500,000 shares outright and 300,000 shares as trustee.




Item 4.  Changes in Registrant's Certifying Accountant.

         1.       (i)       The Registrant changed independent accounting firms
from Pritchett,
Siler & Hardy P.C. ("PSH") to Koo, Chow & Company on or about November 28, 1996.

                  (ii) The report by PSH on the financial statements of the Registrant dated June 25, 1997, including a balance sheet as of April 30, 1997, and 1996 and the statements of operations, cash flows and statement of changes in stockholders' equity for the years ended April 30, 1997 and 1996, did not
contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a statement as to the going concern nature of the Registrant.

                  (iii) During the period covered by the financial statements through the date of resignation of the former accountant, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                  A letter from the former independent accountant for the Registrant is attached as an Exhibit to this Form 8-K.

         2. On November 28, 1997 the Registrant engaged Koo, Chow & Company as its new independent accountant.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)(b) The required financial statements and pro forma financial information is unavailable as of the date hereof and will be filed by the Registrant pursuant to the requirements of the Securities Exchange Act and the rules and regulations promulgated thereunder within 60 days of the date of the event reported herein. The Registrant provides the following unaudited financial information.

         (c) Exhibits
                  2.1 Agreement and plan of reorganization between the Company and Meng
                            Gui Xing.

                  16.1 Letter from Pritchett, Siler & Hardy P.C., former principal accountant for the Registrant.  To be filed by amendment.


                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:            November 28, 1997                           BAHUI USA, INC.


                                               By:      /s/ Robert Filiatreaux
                                                              Robert Filiatreaux
                                                                       President




                       JIANGYIN ZHIYE REAL ESTATE LTD. CO.

                 BALANCE SHEET FOR YEAR ENDED 1994 / 1995 / 1996

                                            YEAR                       YEAR                      YEAR
                                            1994                       1995                      1996
                                            USD                        USD                       USD
ASSETS
Current Assets

Cash on Hand                        5,245.99                  2,581.08               5,383.83
Cash in Bank                            132,207.50                172,604.76       142,278.00
CASH                                    137,453.49                175,185.84               147,661.83

Accounts Receivable (CHQ) 1,330,444.90                          1,166,346.00             1,252,884.00
Accounts receivable                   3,053,192.00              3,581,509.21             3,304,137.58
Prepayment                            1,199,199.14              1,283,962.15             1,371,404.70
Other Receivable                        532,143.37                451,910.63               513,774.65
Inventories                           5,143,400.27              5,672,408.06             6,082,979.80

TOTAL CURRENT ASSETS                 11,395,833.17             12,331,321.89            12,672,842.56
                                    -----------------------------------------------------------------

FIXED ASSETS
Cost                                  8,608,760.23              9,050,783.67             9,908,672.10
Less Depreciation                     1,120,573.68              1,723,186.41             2,325,802.67
Total Fixed Assets                   7,488,186.55              7,327,597.26              7,582,869.43

TOTAL ASSETS                       $18,884,019.72            $19,658,919.15            $20,255,711.99


LIABILITIES & CAPITAL

Current Liabilities
Accounts Payable (CHQ)                  653,405.60                333,509.84               607,460.09
Accounts Payable                      2,502,821.00              3,421,205.40             2,988,973.80
Payments in Accrual                   1,345,187.90              1,129,421.86             1,279,304.71
Other Accounts Payable                  480,676.76                424,109.24               448,355.64
Welfare Payable                           8,998.69                 14,307.14                16,682.75
Tax Payable                             442,367.20                397,585.81               437,464.30
Other Tax Payable                        13,129.50                 15,359.20                 8,445.65
                                     ----------------------------------------------------------------
TOTAL CURRENT LIABILITIES 5,426,586.65                          5,735,498.49             5,786,686.94
                         ----------------------------------------------------------------------------

CAPITAL

Capital                               12,310,00.00             12,310,000.00            12,310,000.00
Retained Earnings                     1,147,433.07              1,613,420.66             2,159,025.05
                                    -----------------------------------------------------------------
TOTAL CAPITAL                        13,457,433.07             13,923,420.66    14,469,025.05
                                    ---------------------------------------------------------

TOTAL CAPITAL AND
   LIABILITIES                       18,884,019.72             19,658,919.15            20,255,711.99


             PROFIT & LOSS STATEMENT FOR THE YEAR DECEMBER 31, 1996

                                            YEAR                       YEAR                      YEAR
                                            1994                       1995                      1996
                                            USD                        USD                       USD


SALES REVENUE                        63,964,523.68             76,428,661.66            90,499,779.63

Less:
Cost of Services Rendered
  Cost of Merchandise                52,130,684.80             62,497,960.41            74,302,824.47
  Sales Expenses                        959.483.35              1,103,389.60             1,246,828.75

                                                        11




  Selling Tax & Others                3,518,048.80              4,203,576.38             4,977,487.89
                                    -----------------------------------------------------------------
                                     56,608,216.95             67,804,926.39            80,527,141.11
                                    -----------------------------------------------------------------

GROSS PROFIT                         $7,356,306.73             $8,623,735.27             $9,972,638.52


Less:
Management Fee
  Entertainment                         129,778.75                150,543.35               190,014.89
  Others                              1,154,615.38              1,326,510.77             1,523,366.89
                                    -----------------------------------------------------------------
                                      1,284,394.13              1,477,054.12             1,713,381.78
                                    -----------------------------------------------------------------

Less:
  Financial Expenses
  Interest Paid                         152,030.76                191,642.15               115,907.69

NET PROFIT/(LOSS)                     5,919,881.84              6,955,039.00             8,143,349.05
                                    -----------------------------------------------------------------

NET PROFIT CONTRIBUTED BY:
TAXATION (33% of NET PROFIT)          1,953,561.01              2,295,162.87             2,687,305.19
LEGAL PROVIDENT FUND (6.7% NP)          396,632.08                465,987.61               545,604.39
DIVIDEND PAID(60.3% of NP)            3,569,688.75              4,193,888.52             4,910,439.48

                                       $6,919,881.84            $6,955,039.00            $8,143,349.05

(Y) Bahui USA Inc.'s portion of the above profit is $5,293,176.80



                       JIANGYIN ZHIYE REAL ESTATE LTD. CO.

              BALANCE SHEET AS AT THE YEAR ENDED DECEMBER 31, 1996

                                                                       YEAR
                                                                       1996
                                                                       USD
ASSETS
Current Assets

Cash on Hand                                                       5,383.83
Cash in Bank                                                      142,278.00
         Cash                                                    147,661.83

Accounts Receivable (CHQ)                                      1,252,884.00
Accounts receivable                                            3,304,137.58
Prepayment                                                     1,371,404.70
Other Receivable                                                 513,774.65
Inventories                                                    6,082,979.80
                                                              -------------
         Total current Assets                                 12,672,842.56

FIXED ASSETS
Cost                                                           9,908,672.10
Less Depreciation                                             (2,325,802.67)
Total Fixed Assets                                             7,582,869.43

TOTAL ASSETS                                                   20,255,711.99


LIABILITIES & CAPITAL

Current Liabilities
Accounts Payable (CHQ)                                           607,460.09
Accounts Payable                                               2,988,973.80
Payments in Accrual                                            1,279,304.71
Other Accounts Payable                                           448,355.64
Welfare Payable                                                   16,682.75
Tax Payable                                                      437,464.30
Other Tax Payable                                                  8,445.65
                                                              -------------
         Total Current Liabilities                            $5,786,686.94

CAPITAL

Capital                                                       12,310,000.00
Retained Earnings                                              2,159,025.05

         SHAREHOLDER EQUITY                                  $14,469,025.05

TOTAL CAPITAL AND
   LIABILITIES                                               $20,255,711.99


             PROFIT & LOSS STATEMENT FOR THE YEAR DECEMBER 31, 1996

                                                                       YEAR
                                                                       1996
                                                                       USD

SALES REVENUE                                                 90,499,779.63

Less:
Cost of Services Rendered
  Cost of Merchandise                                         74,302,824.47
  Sales Expenses                                               1,246,828.75
  Selling Tax & Others                                         4,977,487.89
                                                              -------------

                                                        13




                                                              80,527,141.11
GROSS PROFIT                                                   9,972,638.52


Less:
Management Fee
  Entertainment                                                  190,014.89
  Others                                                       1,523,366.89
                                                               1,713,381.78

Less:
  Financial Expenses
  Interest Paid                                                  115,907.69
NET PROFIT/(LOSS)                                              8,143,349.05

(Y) Bahui USA Inc.'s portion of the above profit is $5,293,176.80


NOTES TO THE FINANCIAL REPORTS

Jiangyin Zhiye Real Estate Company Ltd. is a Joint Venture corporation. The Company is incorporated in Year 1993. It is mainly running the real estate business, dealing with the sales & purchases and developing in the property market. Our Capital Assets is more than USD 20,250,000.00 now. Our turnover is about USD 90,000,000.00 per annum. Our business is running very well with high profit margin, our net assets increase year by year. Below are some remarks or our Financial Reports for the year 1996:

1.       PROGRESS OF OUR SALES
         Our real estates business covers the locations of Guangzhou, Zhuhoi, Shanghai, Tongshen, Jiangyin etc. etc., Besides the completed items which are being for sales in the market, the Work in Progress amount is USD 6,080,000.00. This figure is briefly listed as below:

         A.       Guangzhou Fong Tsuen Fardee Wan Commercial & Residential Area

                  Two Blocks of buildings with thirty-three (33) stories of 695 suites. Total lettable area is 60,000 cube meter which 40,000 cuM is for residential usage and 20,000 cuM is for commercial usage. The construction is being started in 1997 and will be completed for sales in Year 1999. The construction period takes two and a half years. Total investments is USD 28,940,000.00: USD 16,650,000.00 is being the construction cost. USD 10,850,000.00 is the transfer price of the property. And the indirect costs is about USD 1,440,000.00. The estimated sales amount is USD 37,650,000.00. We have already invested USD 2,060,000.00 and USD 1,200,000.00 is included in the Work in Progress.


         B.       Zhuhoi Kungpei Commercial & Residential Area

                Six Blocks of buildings with twelve (12) stories and 420 suites . Total lettable area is 36,000 cube meter which consists of 24,000 cuM for residential usage,
                  8,000 cuM for commercial users and 4,000 cuM is the Car parking space. The construction has been started in 1997, and will be completed for sales in the market in Year 1998. The construction period is one and half years. Total investments on this project is USD 16,020,000.00. Out of it USD 7,380,000.00 is being the construction cost, the transfer price of the property is USD 7,720,000.00 and the indirect costs is USD 920,000.00. The estimated sales is USD 21,630,000.00. We have already invested USD 2,810,000.00 and USD 2,520,000.00 has been included in the Work in Progress.

         C.       Shanghai Choi Kar to Commercial & Residential Area

                  Three Blocks of buildings with twenty-eight (28) stories and six(6) stories of 925 suites. Total lettable area is 85,000 cube meter which consists 55,000 cuM for residential purposes and 30,000 for commercial purposes. The construction will be commenced in Year 1998 and will be finished the Project for sale in Year 2000. The construction period will last for three years. Total investments on this project is USD 51,470,000.00; Destruction cost is USD 25,620,000.00, Construction cost is USD 23,550,000.00, Indirect cost is USD 2,3000,000.00, The estimated sales is USD 68,580.000.00 At this moment we have invested on this for USD 860,000.00. And USD 720,000.00 is being shown as our Work in Progress.


         D.       Shanghai On Yuen Road Commercial & Residential Area

                  Two Blocks of buildings with eighteen (18) and six (6) stories of 290 suites. Total lettable area is 25,000 cube meter which consists 20,000 cuM for residential purpose and 5,000 cuM for commercial usage. The job will be started in Year 1998 and job to be completed for sale in Year 1999. The construction will last for two years. Total investments on this project is USD 13,640,000.00; Destruction cost is USD 7,530,000.00,
                  Construction cost is USD 4,890,000.00, Indirect cost is USD 1,220,000.00. The estimated sales is USD 19,530.000.00 At this moment we have invested on this for USD 510,000.00. And USD 480,000.00 is being shown as our Work in Progress.


         E.       Tong Shen Cheung Kwok Chong Commercial & Residential Area

                  Twenty-six (26) blocks of 6 stories buildings with 520 suites. Total lettable area is 50,000 cube meter. The construction work has been started in Year 1996 and complete in Year 1997 for sale in the market. The total investments for this area is USD 7,890,000.00. The estimates dales is USD 9,850,000.00. Now already invested USD 1,070,000.00. Being shown as Work in Progress is USD 8000,000.00.

         F. Jiangyin Zhiye People Printing Factory and Western Gardens small Commercial
         & Residential Area

                  Twelve (12) Blocks of buildings with 242 suites. Total lettable area is 23,000 cube meter. This contains 20,000 cuM for Residential usage and 3,000 cube meter for commercial usage. The job has been started in Year 1997 and will be sold within the same Year upon completed of the construction. Total investments is USD 3,600,000.00. The estimated sales is USD 5,260,000.00. Now we have invested USD 660,000.00 and Work in Progress is shown as USD 360,000.00.


PROFIT ANALYSIS

                                            TURNOVER                            NET PROFIT
                                               USD                         USD

Shenshen Project                            32,000,000.00                       2,890,000.00
Guangtong Project                           29,510,000.00                       2,690.000.00
Zhuhoi Project                              28,980,000.00                       2,560,000.00
                                            -------------                       ------------
                  TOTAL AMOUNT      90,490,000.00                      8,140,000.00
                                    -------------                      ------------



CURRENT ASSETS ANALYSIS

                                                USD                       USD

Cash at Bank                                                 140,000.00
Cash on Hand                                                   7,600.00
BILLS RECEIVABLE
         For Shenshen Project                 890,000.00
         For Zhuhoi Project                   360,000.00   1,250,000.00
ACCOUNTS RECEIVABLE
         For Zhuhoi Project                 1,840,000.00
         For Guangtung Project                820,000.00
         For Chungshen Project                640,000.00   3,300,000.00
                                            ------------
PREPAYMENT & OTHER RECEIVABLE
         For Guangzhou Project                860,000.00
         For Zhuhoi Project                   290,000.00
         For Shanghai Project                 170,000.00
         For Tongsheng Project                270,000.00
         For Jiangyin Project                 300,000.00   1,890,000.00
                                            ------------
INVENTORIES (WORK IN PROGRESS)
         Pls. refer to our Note 1
         for the breakdown.                                6,080,000.00
         TOTAL CURRENT ASSETS                             12,667,600.00


ACCOUNTS PAYABLE ANALYSIS

                                                   USD                    USD

BILLS RECEIVABLE                                                     610,000.00
  (For Materials & Construction Fee)

ACCOUNTS PAYABLE
  Construction Fee                               2,360,000.00
  Raw Materials                                    630,000.00       2,990,000.00
                                                                   ------------

RECEIVED IN ADVANCED
  For Zhuhoi Project                               970,000.00
  For Shenshen Project                             310,000.00       1,280,000.00
                                                                    ------------


OTHER PAYABLES
  Overseas Traveling Expenses                      130,000.00
  Departmental and Personal Advanced               320,000.00         450,000.00


WELFARE PAYABLE
  (Staff welfare & medical fee)                                        17,000.00


TAX PAYABLE
  Trading Business Tax                             310,000.00
  Profit Tax                                       120,000.00
  Withholding Tax                                   10,000.00         440,000.00
                                                 ------------      -------------


                  TOTAL ACCOUNTS PAYABLE                           5,787,000.00